Exhibit 99.1

[LOGO]

FOR IMMEDIATE RELEASE	Contact: Michael P. Donovan
.	mdonovan@HealthExtras.com
HealthExtras, Inc
301-548-2900

HEALTHEXTRAS REPORTS SECOND QUARTER RESULTS

Company Successfully Implements Over $500 million of New Business in Quarter

Revenues Up By More Than 50% Over Prior Year

ROCKVILLE, MD, August 2, 2006 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the second quarter ended June 30, 2006.

Second Quarter Highlights

•	Net income for the second quarter 2006 was $5.8 million or $.14 per share.

•	Revenues for the second quarter 2006 totaled $273.0 million, a 54% increase over second quarter 2005 revenues of $177.3 million.

•	Over 5.9 million prescriptions were processed during the quarter.

“Clearly, the significant announcement this quarter is the successful implementation of new business,” said David T. Blair, Chief Executive Officer of HealthExtras. In addition to Wellmark Blue Cross Blue Shield of Iowa, the Company commenced pharmacy management services for H.E.R.E.I.U. Welfare Funds, a multi-employer Taft-Hartley Fund, New Mexico Public School Insurance Authority and other employer groups which cumulatively represent over $500 million in annualized revenues. “We are pleased with the Company’s second quarter performance. Implementing over one million covered lives in a quarter represents a major milestone for our organization. In addition, the Company continued to expand gross margins driven by improved generic and preferred brand utilization,” added Blair.

The Company’s primary operational focus this quarter was the timely and seamless implementation of new business. All client implementations proceeded smoothly and business volumes are meeting management expectations.

As a result of the business additions, the Company expects prescription volume to roughly double over the 5.5 million prescriptions processed in the first quarter of this year and approach 10 million in the 2006 fourth quarter. The quarterly results above include approximately $3.4 million or $.05 per share in expenses directly attributable to new client implementations. “Nearly doubling our business this year is not an inexpensive undertaking,” added Blair. “In addition to providing the Company with strong revenue and earnings growth, our new business gives us a foothold in new markets which should greatly expand our sales opportunities.”

As previously announced the Company has been recommended by the State of Maryland Department of Budget and Management to administer a comprehensive pharmacy benefit program for more than 200,000 members and their dependants. The implementation date is contingent upon approval by The Maryland Board of Public Works and accordingly 2006 revenue contributions and pre-operating costs are uncertain at this time.

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The Company also confirmed that it is on track to meet its previously stated 2006 financial guidance. The Company expects 2006 revenues to exceed $1.2 billion and net income to grow by 45% over 2005. The Company anticipates 2006 net income to be approximately $33.5 million, which would equate to diluted earnings per share of $.80. Earnings contributions for the year will be weighted to the third and fourth quarters due to implementation and transition expenses associated with mid-year client additions.

About HealthExtras (www.healthextras.com):

HealthExtras, Inc. is a full-service pharmacy benefit management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations, unions and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 55,000 participating pharmacies.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

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HEALTHEXTRAS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
Revenue (excludes member co-payments of $96,990, $67,060, $195,624 and $139,495 for the three and six months ended June 30, 2006 and 2005, respectively)	$273,006	$177,258	$511,677	$346,261

Direct expenses	246,491	157,323	459,895	307,366

Selling, general and administrative expenses	18,069	11,133	34,539	22,020

Total operating expenses	264,560	168,456	494,434	329,386

Operating income	8,446	8,802	17,243	16,875

Interest income	1,195	537	2,049	954

Interest expense	(211)	(261)	(429)	(592)

Other income	26	25	44	31

Income before minority interest and income taxes	9,456	9,103	18,907	17,268

Minority interest	28	—	68	—

Income before income taxes	9,428	9,103	18,839	17,268

Income tax expense	3,648	3,368	7,297	6,389

Net income	$5,780	$5,735	$11,542	$10,879

Net income per share, basic	$0.14	$0.15	$0.29	$0.29

Net income per share, diluted	$0.14	$0.14	$0.27	$0.27

Weighted average shares of common stock outstanding, basic	40,119	38,348	39,965	38,115

Weighted average shares of common stock outstanding, diluted	42,269	41,061	42,226	40,930

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